Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES APRIL CASH DISTRIBUTION

Permian Basin Royalty Trust

DALLAS, Texas, April 17, 2014 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.086274 per unit, payable on May 14, 2014, to unit holders of record on April 30, 2014.

This month’s distribution decreased from the previous month due to the timing of February oil production and weather related down-time at the Waddell Ranch gas plants.

Production for the Trust’s allocated portion of the Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 39,834 bbls and 95,118 Mcf. The average price for oil was $95.91 per bbl and for gas was $8.03 per Mcf. This would primarily reflect production for the month of February for oil and the month of January for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes				Average	Price
	Oil	Gas	Oil		Gas		Oil	Gas
	(per bbl)	(per Mcf)	(per bbl)		(per Mcf)		(per bbl)	(per Mcf)
Current Month	88,389	300,883	39,834	*	95,118	*	$95.91	$8.03	**
Prior Month	104,164	404,223	52,628	*	150,840	*	$89.58	$6.71	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest.
**	This pricing includes sales of gas liquid products.

Work was started on eight of the 2014 workover wells with four completed and producing. Two new vertical wells of the 2014 program were started in the month of February. Capital expenditures were approximately $1,965,370.73. The numbers provided reflect what was net to the Trust. Due to the allocation method of paying for capital expenditures and lease operating expenses, the Trust’s net volumes are adjusted in order to pay these expenditures.

Permian Basin Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.

The estimated net proved reserves, as of January 1, 2014, attributable to the Trust from the properties appraised are approximately 6.1 million barrels of oil and 14.3 billion cubic feet of gas with a future net value of approximately $615,626,000 with a discounted value of $333,638,000.

With the estimated quantities of this year’s reserve estimate of 6.1 million barrels of oil and 14.3 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 10 to 13 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 3, 2014 and is available to all unitholders at this time on the SEC website.

The Trustee continues to evaluate the claim of $4,542,547 overpayment that was recouped by ConocoPhillips back in September and October 2011. The accounting adjustments and subsequent reimbursements of this claim have been processed through the monthly distributions. These prior period adjustments along with the respective reimbursements of the withheld monies have been completed as of last month, however, these adjustments will continue to be reviewed for accuracy and validity through the 2014 audit period.

As previously disclosed, U.S. Trust, Bank of America Private Wealth Management has announced its intention to resign as trustee of the Trust, subject to certain conditions set forth in the trustee’s notice dated January 9, 2014, including unitholder approval of a successor trustee.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/

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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free – 1.877.228.5085